Exhibit 99.1

CARNIVAL CORPORATION
1993 EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated as of April 16, 2025

Page

1.	Purpose				4

2.	Administration				4
	(a)	Compliance with Rule 16b-3			4
	(b)	The Committee			4
	(c)	Interpretation of the Plan			4

3.	Common Stock Subject to Plan				5

4.	Offerings of Common Stock				5
	(a)	Offerings			5
	(b)	Business Day			5

5.	Eligibility to Participate in the Plan				5
	(a)	Eligible Employees			5
	(b)	Subsidiary			5
	(c)	Continuous Service			5

6.	Enrollment: Election to Participate by Deposits and Payroll Deductions				6
	(a)	Enrollment			6
		(i)	Enrollment Form		6
		(ii)	Participating Employee		6
		(iii)	Paymaster		6
	(b)	Participating Depositing Employees			6
		(i)	Deposit Election		6
		(ii)	Participating Depositing Employee		7
		(iii)	Change in Status During an Offering to an Ineligible Employee		7
		(iv)	Mandatory Continuing Reelection to Participate		7
		(v)	Failure to Make Deposits in a Timely Manner and in the Agreed Amounts		7
			(A)	Insufficient Deposit	7
			(B)	Return of Excessive Deposit	8
		(vi)	Deposit		8
	(c)	Participating Withholding Employees			8
		(i)	Withholding Election		8
		(ii)	Offerings to Which Payroll Deductions Are to be Applied		8
		(iii)	Participating Withholding Employee		9
		(iv)	Restricted Employees		9
		(v)	Paycheck		9
		(vi)	Change in Status During an Offering		9
			(A)	Change in Status to a Restricted Employee	9
			(B)	Change in Status to an Ineligible Employee	9
		(vii)	Deemed Election Regarding Continuing Participation as a Participating Withholding Employee		10

i

(continued)

		(viii)	Changing Payroll Deductions Prior to Any Offering	10
		(ix)	Discontinuing Payroll Deductions During Any Offering	11
	(d)	General		11
		(i)	Election Forms	11
		(ii)	Inactive Participating Employee	11
		(iii)	Death, Retirement and Termination of Employment	11
		(iv)	Reenrollment or Ending Inactive Participation	11

7.	Stock Purchase Accounts			12
	(a)	Minimum/Maximum Allowable Deposits and Payroll Deductions		12
	(b)	Deposits		12
	(c)	Inactive Status: Failure to Invest		12
	(d)	Annual Limit of U.S. $17,647.06		12
	(e)	Five Percent Limitations: Ineligible Employees		13
	(f)	Maximum Number of Shares		13
	(g)	Merger, Consolidation, Dissolution or Liquidation		13

8.	Investment of Moneys in Stock Purchase Accounts to Purchase Common Stock: Investment Accounts			13
	(a)	Right to Purchase on an Investment Date		13
	(b)	Investment Accounts		14
	(c)	Definitions		14
		(i)	Investment Date	14
		(ii)	Purchase Price	14
		(iii)	Fair Market Value	14
	(d)	Deemed Grant of Options		14

9.	Limitation of Number of Shares That an Employee May Purchase			14
	(a)	Annual Limit of U.S. $17,647.06		14
	(b)	Limitation of Five Percent Voting Power		15
		(i)	Five Percent Holder	15
		(ii)	Safe Harbor Purchase Limitations	15
		(iii)	Determination of Stock Ownership	15
	(c)	Effect on Eligibility		16
	(d)	Insufficient Number of Shares		16

10.	Rights Not Transferable			16

11.	Adjustment upon Changes in Capitalization: Effects of Certain Transactions			16
	(a)	Changes in Capitalization		16
	(b)	Effect of Merger. Consolidation, Dissolution or Liquidation		16

12.	Share Ownership			17

13.	Right to Terminate Employment			17

ii

(continued)

14.	Nonalienation of Benefits	17

15.	Purchase for Investment	17

16.	Termination and Amendment of Plan	17
	(a) Insufficient Number of Shares	17
	(b) Termination by the Board of Directors	18
	(c) Effect of Termination of Plan on Participating Employees	18

17.	Government and Other Regulations	18

18.	Withholding	18

19.	Severability	18

20.	Non-Exclusivity of the Plan	18

21.	Governing Law	18

iii

1993 EMPLOYEE STOCK PURCHASE PLAN

Carnival Corporation a Panamanian corporation (the “Company”), hereby formulates and adopts the following 1993 Employee Stock Purchase Plan (the “Plan”) for Eligible Employees (as defined in Paragraph 5(a) of the Plan) of the Company and each Subsidiary (as defined in Paragraph 5(b) of the Plan) of the Company that has adopted the Plan with the consent of the Board of Directors of the Company (the “Board of Directors”). The Company and each Subsidiary so adopting the Plan are referred to for purposes of the Plan collectively as the “Employers” and separately as an “Employer”. The Plan was effective on January 15, 1993, the date of its adoption by the Board of Directors (the “Effective Date”), subject, however, to approval of the Plan by the Company’s shareholders within 12 months after the date of such adoption. The Plan was restated effective July 1, 1999, and was further amended effective December 1, 2003, January 21, 2025 and April 16, 2025.

1.            Purpose. The purpose of the Plan is to secure for the Company and the other Employers the benefits of the additional incentive inherent in the ownership by Eligible Employees of Common Stock, par value $.01 per share, of the Company (“Common Stock”) and to help the Company and the other Employers secure and retain the services of the Eligible Employees. The Plan is intended to comply with the provisions of sections 421, 423 and 424 of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder (the “Regulations”), and the Plan shall be administered, interpreted and construed in accordance with such provisions.

2.            Administration.

(a)            Compliance with Rule 16b-3. The Plan shall be administered in a manner consistent with the requirements for exemptive relief under Rule 16b-3 or any successor provision under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) unless the Board of Directors shall determine that it is not in the best interests of the Corporation and the other Employers that the Plan be so administered.

(b)            The Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee may delegate any of its administrative functions to employees of the Company.

(c)            Interpretation of the Plan. Subject to the express provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make all other determinations deemed necessary and advisable for the administration of the Plan. The determinations of the Committee shall be conclusive.

3.            Common Stock Subject to Plan. Subject to the adjustment provisions of Paragraph 11 below, a maximum of Eight Million (8,000,000) shares of Common Stock may be made available for purchase under the Plan. Shares subject to the Plan may be shares of authorized and unissued Common Stock, shares of issued Common Stock held in the Company’s treasury, or both. There shall be reserved at all times for sale under the Plan a number of shares, of either authorized and unissued shares of Common Stock, shares of Common Stock held in the Company’s treasury, or both, equal to the maximum number of shares of Common Stock that may be purchased under the Plan.

4.            Offerings of Common Stock.

(a)            Offerings. The right to purchase shares of Common Stock pursuant to the Plan shall be made available to Eligible Employees in a series of semi-annual offerings beginning on the first Business Day (as defined in subparagraph 4(b) below) of each January and July during which the Plan is in effect (individually an “Offering” and collectively the “Offerings”). If and to the extent that any right to purchase reserved shares of Common Stock shall not be exercised by any Participating Employee (as defined in Paragraph 6(a)(ii) of the Plan) for any reason or if any such right to purchase shall terminate as provided herein, shares of Common Stock that have not been so purchased under the Plan shall again become available for the purposes of the Plan unless the Plan has been terminated.

(b)            Business Day. For purposes of the Plan, “Business Day” shall mean any day on which both the Company and the New York Stock Exchange (the “NYSE”) are open for business.

5.            Eligibility to Participate in the Plan.

(a)            Eligible Employees. All members of the Board of Directors of an Employer, all corporate officers of an Employer, and any other person employed by an Employer shall be eligible to participate in the Plan, provided that each of such persons at the time of any determination of eligibility (i) is classified by his or her Employer as (A) a regular full-time employee of such Employer, or (B) a part-time employee of such Employer whose customary employment is for fifteen (15) hours or more per week and for five (5) months or more per year, (ii) has been employed by any Employer or any other Subsidiary for at least six months’ Continuous Service (as defined in subparagraph 5(c) below), and (iii) is not a Five Percent Holder (as defined in Paragraph 9(b)(i) of the Plan), each of whom are referred to for purposes of the Plan as “Eligible Employee” and collectively as “Eligible Employees”.

(b)            Subsidiary. For purposes of the Plan, a “Subsidiary” of the Company shall mean any “subsidiary corporation”, as such term is defined in section 424(f) of the Code. An entity shall be deemed a Subsidiary of the Company only for such periods as the requisite ownership relationship is maintained.

(c)            Continuous Service. For purposes of the Plan, “Continuous Service” means with respect to any Eligible Employee the period of time during which the Eligible Employee has been employed (i) by any Employer or any other Subsidiary or (ii) with the approval of the Committee, (A) by a predecessor business acquired by any Employer or any other Subsidiary or (B) by a predecessor company merged or consolidated with or into any Employer or any other Subsidiary, and during which period there has been no interruption of the Eligible Employee’s employment by such Employer, such Subsidiary or such predecessor employer; provided, however, that, for this purpose, Continuous Service shall include periods prior to the Effective Date; and provided further, however, that any change of employment by the Eligible Employee shall not be considered to be an interruption of Continuous Service so long as the Eligible Employee has continued to be employed by an Employer or any other Subsidiary.

6.            Enrollment: Election to Participate by Deposits and Payroll Deductions.

(a)            Enrollment.

(i)             Enrollment Form. Any Eligible Employee may elect at any time to enroll in the Plan by correctly enrolling with his or her Paymaster (as defined in subparagraph 6(a)(iii) below) in such form as proscribed by the Committee (an “Enrollment Form”).

(ii)            Participating Employee. Any Eligible Employee who has elected to participate shall be referred to for purposes of the Plan as a “Participating Employee”.

(iii)           Paymaster. For purposes of the Plan, “Paymaster” means with respect to each Eligible Employee, the person(s) or department(s) charged by the Committee with the responsibility for administering the Plan for the Employer of the Eligible Employee.

(b)           Participating Depositing Employees.

(i)             Deposit Election. Subject to any restrictions imposed by the Committee, at any time during the period from the ninetieth (90th) day to and including the tenth (10th) Business Day prior to the first day of any Offering, any Participating Employee may elect to actively participate in the Plan by enrolling by making a deposit election (“Deposit Election”) indicating that he or she (1) is a Participating Employee, (2) elects to actively participate in the Plan by making Deposits (as defined in subparagraph 6(b)(v) below), which is specifically identified as to the amount thereof, to his or her Stock Purchase Account (as defined in Paragraph 7 of the Plan) during that Offering, which Deposit he or she commits to deliver to his or her Paymaster on or before the twentieth (20th) Business Day prior to the Investment Date (as defined in subparagraph 8(c)(i) of the Plan) for that Offering and (3) authorizes his or her Employer to deposit in his or her Stock Purchase Account the Deposit referred to in the Deposit Election.

The effective date of a Deposit Election shall be the first day of the Offering next following the date on which the election is made. Any effective Deposit Election shall remain effective only for the Offering with respect to which it is filed and until such time as the Participating Employee filing such Deposit Election (A) shall have ceased to be an Eligible Employee in accordance with subsection 6(b)(iii) below, or (B) shall be deemed to have elected to cease to actively participate in the Plan as a Participating Depositing Employee including, without limitation, in accordance with subsections 6(b)(v)(A) or 6(c)(ix) below.

(ii)            Participating Depositing Employee. Any Participating Employee who has on file an effective Deposit Election shall be referred to for purposes of the Plan as a “Participating Depositing Employee”.

(iii)           Change in Status During an Offering to an Ineligible Employee. If at any time during an Offering a Participating Depositing Employee ceases to be an Eligible Employee for any reason, including, without limitation, upon his or her death or retirement or termination of his or her employment, then the Participating Depositing Employee will be deemed to have made an election to cease to actively participate in the Plan as a Participating Depositing Employee and to have authorized his or her Employer to return to him or her the balance standing to his or her credit in his or her stock Purchase Account in accordance with Paragraph 7(e). Such deemed election shall be effective as of the date of the occurrence causing the Participating Depositing Employee to cease to be an Eligible Employee.

(iv)           Mandatory Continuing Reelection to Participate. A Participating Depositing Employee must elect, with respect each successive Offering, to continue to actively participate in the Plan as a Participating Depositing Employee during such Offering, which election must be made by complying with subparagraph 6(b) (i) above. Any Participating Depositing Employee not making an effective election with respect to any Offering to continue to actively participate in the Plan as a Participating Depositing Employee during such Offering shall be deemed to have voluntarily elected to cease to actively participate in the Plan as a Participating Depositing Employee for such Offering and shall cease to be a Participating Depositing Employee for such Offering and for each successive Offering. The effective date of any such deemed election shall be the first day of the Offering to which such deemed election relates.

(v)            Failure to Make Deposits in a Timely Manner and in the Agreed Amounts.

(A)            Insufficient Deposit. If a Participating Depositing Employee who has on file an effective Deposit Election fails to timely make the Deposit in the dollar amount to which he or she committed in the Deposit Election for any reason, such insufficient Deposit shall be deposited in the Stock Purchase Account of the Participating Depositing Employee. Any balance standing to the credit of a Participating Depositing Employee in his or her Stock Purchase Account after making such an insufficient Deposit shall remain in the Stock Purchase Account of the Participating Depositing Employee and be applied on the Investment Date for that Offering in accordance with Paragraph 8 of the Plan. Such Participating Depositing Employee may elect to actively participate in the Plan with respect to any subsequent Offering by completing an effective Election Form in accordance with subparagraph 6(b)(i) or 6(c)(i), as appropriate.

(B)            Return of Excessive Deposit. If a Participating Depositing Employee makes a timely Deposit in an amount greater than the dollar amount specified in his or her effective Deposit Election, any amount in excess of the amount specified in the Deposit Election shall be returned by his or her Employer to the Participating Depositing Employee.

(vi)           Deposit. For purposes of the Plan, a “Deposit” means cash in U.S. dollars or a money order that is payable in U.S. dollars, that is identified in an effective Deposit Election and delivered to the Paymaster of the Participating Depositing Employee.

(c)            Participating Withholding Employees.

(i)             Withholding Election. Subject to any restrictions imposed by the Committee, at any time during the period from the ninetieth (90th) day to and including the tenth (10th) Business Day prior to the first day of any Offering, any Participating Employee may elect to actively participate in the Plan by enrolling by making a withholding election (“Withholding Election”) indicating that he or she (A) is a Participating Employee and is not a Restricted Employee (as defined in subparagraph 6(c)(iv) below), (B) elects to actively participate in the Plan through Payroll Deductions (as defined below), and (C) authorizes his or her Employer to make the amount of payroll deductions specified therein (“Payroll Deductions”) from each subsequent Paycheck as provided in 8/13 subparagraph 6(c)(ii) below. Restricted Employees may not file a Withholding Election.

The effective date of a Withholding Election authorizing Payroll Deductions shall be the first day of the Offering next following the date on which the election is made. Any effective Withholding Election shall remain effective until such time as the Participating Employee filing such Withholding Election (1) shall have completed an effective Withholding Election replacing the previously effective Withholding Election in accordance with subsection 6(c)(viii) or 6(c)(ix) below, or (2) shall be deemed to have elected to cease to actively participate in the Plan through Payroll Deductions, including, without limitation, in accordance with subsections 6(b)(v)(A) above or 6(c)(ix) below.

(ii)            Offerings to Which Payroll Deductions Are to be Applied. Payroll Deductions for a Participating Employee shall begin on the issue date of his or her Paycheck for the first complete pay period coincident with or next following the effective date of a Withholding Election and shall continue thereafter until the issue date of the Paycheck for the first complete pay period next following the date on which such Withholding Election ceases to be effective. Any Payroll Deductions that are made during a Paycheck that includes an Investment Date for any Offering shall be deposited in the Participating Employee’s Stock Purchase Account after such Investment Date and applied on the Investment Date for the next Offering in accordance with subparagraph 8(a) of the Plan.

(iii)           Participating Withholding Employee. Any Participating Employee who has on file an effective Withholding Election shall be referred to for purposes of the Plan as a “Participating Withholding Employee”.

(iv)           Restricted Employees. For purposes of the Plan a “Restricted Employee” shall mean any Employee working outside of the United States, including those working shipboard. A Restricted Employee may not actively participate in the Plan as a Participating Withholding Employee.

(v)            Paycheck. For purposes of the Plan, a “Paycheck” means any check for compensation received by an Eligible Employee from his or her Employer at the end of a regular pay period of the Eligible Employee.

(vi)           Change in Status During an Offering.

(A)            Change in Status to a Restricted Employee. If an Eligible Employee who is a Participating Withholding Employee shall become a Restricted Employee at any time during an Offering, such Eligible Employee immediately shall be treated as a Restricted Employee for purposes of the Plan and immediately upon the occurrence of the event causing him or her to be a Restricted Employee shall be deemed to have made an election to cease to actively participate in the Plan as a Participating Withholding Employee and to have authorized his or her Employer to discontinue his or her Payroll Deductions. The effective date of any such deemed election shall be the date of the event causing the Eligible Employee to be classified as a Restricted Employee, which deemed election shall remain effective until such time as the Restricted Employee shall have on file with his or her Paymaster an effective Withholding Election. Any balance standing to the credit of a Participating Withholding Employee in his or her Stock Purchase Account after such a change in status to a Restricted Employee shall remain in his or her Stock Purchase Account and be applied on the next Investment Date in accordance with Paragraph 8 of the Plan.

(B)            Change in Status to an Ineligible Employee. If at any time during an Offering a Participating Withholding Employee ceases to be an Eligible Employee for any reason, including, without limitation, upon his or her death or retirement or termination of his or her employment, then the Participating Withholding Employee will be deemed to have made an election to cease to actively participate in the Plan as a Participating Withholding Employee and to have authorized his or her Employer to discontinue his or her Payroll Deductions, in each case as of the date of the occurrence causing the Participating Withholding Employee to cease to be an Eligible Employee. Any balance standing to the credit of a Participating Withholding Employee in his or her Stock Purchase Account after ceasing to be an Eligible Employee shall be returned to him or her in accordance with Paragraph 7(e) of the Plan.

(C)            Special Eligibility Provision. Notwithstanding B above, to the extent a Participating Withholding Employee terminates employment with an Employer (prior to the Investment Date of December 26, 2003) in the month of December 2003, such Eligible Employee shall continue to be treated as an Eligible Employee for purposes of the Plan. If such individual has transferred employment to Carnival plc (and its subsidiaries) (a “Transferred Employee”), such Employee’s regular payroll withholding shall continue unless he or she elects to cease participation in the Plan for such Offering. If such individual has terminated employment with an Employer (and is not transferred to Carnival plc), that Employee shall remit to the Company an amount equal to his or her regular withholding amount unless he or she elects to cease participation in the Plan for such Offering. If employees described in this paragraph choose not to contribute their previously-elected Payroll Deduction, then such employees shall constitute Ineligible Employee and will be subject to section (B) above.

(vii)         Deemed Election Regarding Continuing Participation as a Participating Withholding Employee. A Participating Withholding Employee will be deemed to have elected to continue to actively participate through Payroll Deductions in each Offering subsequent to becoming a Participating Withholding Employee, provided, that on the first day of such Offering he or she is an Eligible Employee and is not a Restricted Employee and has not filed with his or her Paymaster, in accordance with subparagraph 6(c)(ix) below, an effective Withholding Election authorizing his or her Employer to discontinue his or her Payroll Deductions. A Participating Withholding Employee will also be deemed to have elected to have his or her Employer make the same Payroll Deduction for each subsequent Offering, provided, that on the first day of such Offering he or she is an Eligible Employee and is not a Restricted Employee and has not filed with his or her Paymaster, in accordance with subparagraph 6(c)(viii) below, an effective Election Form authorizing his or her Employer to increase or decrease his or her Payroll Deductions. A Participating Withholding Employee who as of the first day of any offering after he or she becomes a Participating Withholding Employee (A) is a Restricted Employee or (B) is not an Eligible Employee, in any such case shall be deemed to have elected to cease to actively participate in the Plan as a Participating Withholding Employee for such Offering. The effective date of any such deemed election shall be the first day of the Offering to which such deemed election relates.

(viii)         Changing Payroll Deductions Prior to Any Offering. A Participating Withholding Employee may increase or decrease his or her Payroll Deductions for any entire Offering at any time during the period from the ninetieth (90th) day to and including the tenth (10th) Business Day prior to the first day of any Offering by correctly completing, executing and filing with his or her Paymaster a Withholding Election authorizing his or her Employer to increase or decrease his or her previously authorized Payroll Deductions to the amount of Payroll Deductions specified therein. Any such increase or decrease shall become effective on the issue date of the Paycheck for the first complete pay period next following the first day of the Offering next following the date on which his or her Paymaster receives from the Participating Withholding Employee a properly completed, executed and timely filed Withholding Election indicating such an election.

(ix)            Discontinuing Payroll Deductions During Any Offering. A Participating Withholding Employee may at any time elect to cease to actively participate in the Plan as a Participating Withholding Employee during any Offering by correctly completing, executing and filing with his or her Paymaster a Withholding Election authorizing his or her Employer to discontinue his or her Payroll Deductions and identifying the first full Paycheck with respect to which the discontinuation is to be effective. Any such Withholding Election authorizing the discontinuation of Payroll Deductions and the election set forth therein shall become effective on the issue date of the Paycheck that is identified in the properly completed, executed and timely filed Withholding Election indicating such an election. If a Participating Withholding Employee so elects to cease to actively participate in the Plan through Payroll Deductions during any Offering prior to the last Paycheck from which Payroll Deductions are applied during such Offering in accordance with subparagraph 6(c)(ii), any balance standing to the credit of a Participating Withholding Employee in his or her Stock Purchase Account after making such an election to discontinue Payroll Deductions shall remain in the Stock Purchase Account of the Participating Withholding Employee and be applied on the Investment Date for that Offering in accordance with Paragraph 8 of the Plan. If a Participating Withholding Employee so elects to cease to actively participate in the Plan through Payroll Deductions during any Offering after the last Paycheck from which Payroll Deductions are applied during such Offering and with respect to the first Paycheck from which Payroll Deductions are applied during the next Offering, all in accordance with subparagraph 6(c)(ii) above, then the Participating Withholding Employee shall be deemed to have made an election in accordance with subparagraph 6(c)(viii) above to decrease his or her Payroll Deductions to zero for the next Offering.

(d)            General.

(i)             Election Forms. Deposit Elections and Withholding Elections shall be referred to collectively for purposes of the Plan as “Election Forms”.

(ii)            Inactive Participating Employee. Any Participating Employee who does not have on file with his or her Paymaster an effective Election Form shall be referred to for purposes of the Plan as an “Inactive Participating Employee”. Any Inactive Participating Employee may elect to actively participate in the Plan by completing an effective Election Form in accordance with subparagraph 6(b)(i) or 6(c)(i), as appropriate.

(iii)           Death, Retirement and Termination of Employment. In the event of a Participating Employee’s death, retirement or termination of employment, such Participating Employee shall immediately be deemed to have ceased to be an Eligible Employee and, accordingly, he or she shall cease to actively participate in the Plan through Payroll Deductions and Deposits and he or she shall be deemed to have authorized his or her Employer to discontinue his or her Payroll Deductions and to cancel his or her enrollment in the Plan.

(iv)           Reenrollment or Ending Inactive Participation. Any Eligible Employee whose enrollment in the Plan has been canceled or who has ceased to actively participate in the Plan for any reason may elect to enroll in the Plan or continue to actively participate in the Plan, as appropriate, with respect to any subsequent Offering as provided in subparagraph 6(a)(i), 6(b)(i) or 6(c)(i) above, as appropriate.

7.            Stock Purchase Accounts. For purposes of the Plan, “Stock Purchase Account” means for each Participating Employee a non-interest bearing account consisting of all Payroll Deductions and Deposits made for the account of the Participating Employee under the Plan, reduced by all amounts applied to the purchase of Common Stock for such Participating Employee pursuant to Paragraph 8 of the Plan and all amounts returned to the Participating Employee (or his or her court appointed legal representative) pursuant to this Paragraph 7 or Paragraph 6(b)(v)(B) of the Plan.

(a)            Minimum/Maximum Allowable Deposits and Payroll Deductions. The minimum allowable amount that can be deposited to the Stock Purchase Account of a Participating Employee during any single Offering, whether by a Deposit and/or Payroll Deductions, is U.S. $50.00 or any amount determined by the Committee. The maximum allowable amount that can be deposited to the Stock Purchase Account of a Participating Employee during any single Offering, whether by a Deposit and/or Payroll Deductions, is equal to the lesser of (i) an amount that would purchase 2,000 shares of Common Stock or (ii) an amount that would not exceed the limits contained in 7(d) or 7(e) below.

(b)            Deposits. Subject to Paragraph 6(b)(v)(B) of the Plan, each Deposit shall be credited on behalf of a Participating Employee on the date of receipt by the Paymaster of the Deposit. Each Payroll Deduction shall be credited on behalf of a Participating Withholding Employee on the date of the Paycheck to which the Payroll Deduction relates. Each Payroll Deduction and Deposit shall be credited on the records of each Employer to the Stock Purchase Account in the name of the Participating Employee authorizing the Payroll Deduction or Deposit as soon as practicable after each Investment Date. Such credit shall constitute only a convenient bookkeeping entry by the Employer and no interest will be paid or due on any money credited to such Participating Employee’s Stock Purchase Account.

(c)            Inactive Status: Failure to Invest. If a Participating Employee elects to cease to actively participate in the Plan or to be enrolled as a Participating Employee under the Plan, then the entire amount standing to the Participating Employee’s credit in his or her Stock Purchase Account on the effective date of such occurrence shall be used to purchase shares of Common Stock on the Investment Date during the Offering during which such event occurs in accordance with Paragraph 8 of the Plan. If for any reason the Company does not invest on any Investment Date any amount standing to the credit of a Participating Employee in his or her Stock Purchase Account, then the entire amount standing to the Participating Employee’s credit in his or her Stock Purchase Account on the effective date of such occurrence shall be used to purchase shares of Common Stock on the next succeeding Investment Date in accordance with Paragraph 8 of the Plan.

(d)            Annual Limit of U.S. $25,000. If any Participating Employee becomes subject to the limitations of Paragraph 9(a) of the Plan, then the amount in excess of those limitations standing to the credit of such Participating Employee in his or her Stock Purchase Account on the effective date of such occurrence shall be returned by his or her Employer to the Participating Depositing Employee.

(e)            Five Percent Limitations: Ineligible Employees. If any Participating Employee becomes subject to the limitations of Paragraph 9(b)(ii) of the Plan, then the entire amount standing to the credit of such Participating Employee in his or her Stock Purchase Account shall be returned to such Participating Employee (or his or her court appointed legal representative) after the Investment Date on which the safe-harbor provisions of Paragraph 9(b)(ii) of the Plan are applied with respect to the Participating Employee’s rights under Paragraph 8(a) of the Plan. If on or before the tenth (10th) Business Day prior to any Investment Date, any Participating Employee ceases to be an Eligible Employee for any reason, including, without limitation, upon his or her death or retirement or termination of his or her employment, then the entire amount standing to the credit of such Participating Employee in his or her Stock Purchase Account shall be returned to such Participating Employee (or his or her court appointed legal representative).

(f)            Maximum Number of Shares. Except as specifically provided to the contrary in the Plan, if the Participating Employees shall have purchased the maximum number of shares of Common Stock available under the Plan and all rights of the Participating Employees are to be terminated pursuant to Paragraph 16(a) of the Plan, each Participating Employee shall be refunded any excess balance standing to his or her credit in his or her Stock Purchase Account on the effective date of the termination of the Plan.

(g)            Merger, Consolidation, Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving or resulting corporation, the Plan and any Offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger or consolidation, and the balance then standing to the credit of each Participating Employee in his or her Stock Purchase Account shall be returned to him or her.

8.            Investment of Moneys in Stock Purchase Accounts to Purchase Common Stock: Investment Accounts.

(a)            Right to Purchase on an Investment Date. Subject to Paragraphs 9(b)(ii) and 9(d) of the Plan, as of each Investment Date each Participating Employee and each other Eligible Employee shall have the right to purchase the number of whole shares and fractional shares (computed to four decimal places) of Common Stock determined by dividing (i) the entire amount credited on behalf of the Participating Employee in his or her Stock Purchase Account by (ii) the Purchase Price (as defined in subparagraph 8(c)(ii) below). Each Participating Employee and each other Eligible Employee having a positive balance in his or her Stock Purchase Account as of an Investment Date shall be deemed, without any further action, to have elected to purchase, and the Employer shall cause to be purchased, with such balance the number of whole shares and fractional shares (computed to four decimal places) that the Eligible Employee has the right to purchase at the Purchase Price on that Investment Date.

(b)            Investment Accounts. All whole and fractional shares of Common Stock purchased under the Plan shall be held in separate investment accounts (“Investment Accounts”) maintained by such brokerage house, investment banking firm, commercial bank or other such similar institution as may be selected by the Committee for the Participating Employees. If a Participating Employee shall cease to be a Participating Employee without ceasing to be an Eligible Employee, his or her Investment Account shall remain open for his or her benefit in accordance with the Plan, except as otherwise determined by the Committee. All cash dividends paid with respect to the whole and fractional shares in an Eligible Employee’s Investment Account shall be credited to his or her Stock Purchase Account and reinvested on the day after it is paid at the fair market value of a share of Common Stock on that date. The effect on an Eligible Employee’s Investment Account of such Eligible Employee ceasing to be an Eligible Employee, including, without limitation, upon termination of his or her employment or death, shall be determined by the Committee.

(c)            Definitions.

(i)            Investment Date. For purposes of the Plan, “Investment Date” shall mean the last Friday of each offering period or, if such Friday is not a Business Day, the next preceding Business Day.

(ii)            Purchase Price. The purchase price for each share of Common Stock purchased pursuant to the Plan on any Investment Date (the “Purchase Price”) shall be equal to the lesser of (A) the greater of (1) eighty-five percent (85%) of the average of the Fair Market Values on the Grant Date and the Investment Date and the last Friday of each month within the Offering of one share of Common Stock or (2) eighty-five percent (85%) of the Fair Market Value of one share of Common Stock on the Grant Date, or (B) eighty-five percent (85%) of the Fair Market Value of one share of Common Stock on the Investment Date.

(iii)            Fair Market Value. For purposes of the Plan, “Fair Market Value” of a share of Common Stock means the last price of a share of Common Stock on the NYSE Composite Tape on the date in question (or if such day is not a Business Day, the Business Day immediately prior thereto); provided, however, that if shares of Common Stock are not listed on the NYSE on such date, “Fair Market Value” of a share of Common Stock shall be determined by the Committee in its sole discretion.

(d)            Deemed Grant of Options. For purposes of section 423 of the Code and the Regulations, the Company shall be deemed to have granted to each Participating Employee an option to purchase shares of Common Stock on the first day of each Offering, which option shall be deemed for such purposes to be exercised, if at all, on the Investment Date for such Offering. Such option shall not be transferable by the Participating Employee except as permitted by Paragraph 10 of the Plan.

9.            Limitation of Number of Shares That an Employee May Purchase.

(a)            Annual Limit of U.S. $25,000. No Participating Employee may be granted an option under the Plan that permits the employee’s rights to purchase shares under all employee stock purchase plans of the Company, its Subsidiaries or any parent corporation of the foregoing to accrue at a rate that exceeds $25,000 of fair market value of such shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(b)            Limitation of Five Percent Voting Power.

(i)            Five Percent Holder. For purposes of the Plan, a “Five Percent Holder” means a Participating Employee who, for the purposes of section 423(b)(3) of the Code, immediately after a right to purchase shares is granted to him or her under the Plan, owns or would be deemed to own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company, any Subsidiary, or any parent corporation of the foregoing. When making this determination, the rules of section 424(d) of the Code will apply, and shares that the employee may purchase under outstanding options (whether issued under the plan or otherwise) are treated as owned by the employee.

(ii)            Safe Harbor Purchase Limitations. Notwithstanding anything in the Plan to the contrary, if on any Investment Date, as a result of the application of the entire amount standing to the credit of any Participating Employee in his or her Stock Purchase Account to purchase shares of Common Stock in accordance with Paragraph 8(a) of the Plan, a Participating Employee would be deemed for the purposes of section 423(b)(3) of the Code to own stock (including any number of shares of Common Stock that such Participating Employee would be entitled to purchase under the Plan) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, any Subsidiary, or any parent corporation of the foregoing, and, thus, as a Five Percent Holder would otherwise no longer be an Eligible Employee, the maximum number of shares of Common Stock that such Participating Employee shall be entitled to Purchase pursuant to Paragraph 8(a) of the Plan shall be reduced to that number which, when added to the number of shares of stock of the Company that such Participating Employee is deemed to own in accordance with the foregoing (excluding any number of shares that such Participating Employee would be otherwise entitled to Purchase under the Plan) is one share less than five percent (5%) of the total combined voting power or value of all classes of stock of the Company, any Subsidiary or any parent corporation of the foregoing.

(iii)            Determination of Stock Ownership. In determining stock ownership of an Employee under this subparagraph 9(b), (A) the rules of sections 423(b)(3) and 424(d) of the Code shall apply in determining whether stock of the Company, any Subsidiary or any parent corporation of the foregoing, that an Employee may purchase under all other outstanding rights to purchase such stock shall be treated as stock owned by the Employee and (B) the Company shall be deemed to have granted to each Participating Employee who is not an Inactive Participating Employee an option to purchase shares of Common Stock on be first day of each Offering, which option shall be deemed for such purposes to be exercised, if at all, on the Investment Date of such Offering.

(c)            Effect on Eligibility. If any Participating Employee becomes subject to the limitations of subparagraph 9(a) or if the number of shares of stock of the Company that a Participating Employee is deemed to own in accordance with subparagraph 9(b)(ii) above is one share less than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, such Participating Employee shall continue to be considered an Eligible Employee; provided, however, that such Participating Employee shall be deemed to have involuntarily ceased to actively participate in the Plan effective on the effective date of such event, in which event he or she shall be deemed for purposes of the Plan to be an Inactive Participating Employee; and provided further, however, that such Inactive Participating Employee may elect to continue to actively participate in the Plan in accordance with Paragraph 6(b)(i) or 6(c)(i) of the Plan, as appropriate, as of the next succeeding Offering on the first day on which he or she would be eligible to purchase at least one share of Common Stock pursuant to subparagraphs 9(a) and 9(b)(ii). Notwithstanding the foregoing and the safe harbor procedures established by subparagraph 9(b)(ii) above, if any Participating Employee shall become a Five Percent Holder, he or she shall cease to be an Eligible Employee and shall be deemed to have elected to cease to be enrolled in the Plan, effective at 12:01 a.m., Miami, Florida time, as of the day after the Investment Date for the Offering during which the event causing the Participating Employee to become a Five Percent Holder shall have occurred.

(d)            Insufficient Number of Shares. In the event that the Plan is to be terminated pursuant to Paragraph 16(a) because there are an insufficient number of shares of Common Stock available for purchase, reserved shares remaining as of the termination date shall be issued to Participating Employees in accordance with subparagraph 9(a) above on a pro-rata basis.

10.          Rights Not Transferable. No rights granted under the Plan shall be transferrable by an Eligible Employee or a Participating Employee in any manner other than by will or the laws of descent and distribution and, during the lifetime of the person to whom such rights are granted, may be exercised only by an Eligible Employee or a Participating Employee (or his or her court appointed legal representative), as appropriate.

11.          Adjustment upon Changes in Capitalization: Effects of Certain Transactions.

(a)            Changes in Capitalization. In order to prevent the dilution or enlargement of rights granted under the Plan, in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in the Common Stock, the Committee shall make appropriate changes in the number and type of shares authorized by the Plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding rights and prices specified therein, subject to the limitations of section 424 of the Code.

(b)            Effect of Merger. Consolidation, Dissolution or Liquidation. Subject to any required action by the stockholders and subject to Paragraph 7(g) of the Plan, if the Company shall be the surviving or resulting corporation in any merger or consolidation, or if the Company shall be merged for the purpose of changing the jurisdiction of its incorporation, any Offering hereunder shall pertain to and apply to the shares of stock of the Company or the survivor.

12.          Share Ownership. The shares of Common Stock purchased by a Participating Employee on an Investment Date shall, for all purposes, be deemed to have been issued and/or sold when the Transfer Agent of the Company actually records such purchase on the share records of the Company. Prior to that time, none of the rights of a shareholder of the Company with respect to such shares shall inure to the benefit of the Participating Employee.

Notwithstanding the foregoing, effective for shares of Common Stock acquired on or after July 1, 1999, a Participating Employee shall be precluded from selling or otherwise alienating or assigning the shares of Common Stock purchased by a Participating Employee on an Investment Date until one year from such Investment Date. Such restriction shall not apply in the case of death or disability of the Eligible Employee. In addition, such restriction shall not apply to any Common Stock purchased with cash dividends paid with respect to whole and fractional shares in an Eligible Employee’s Investment Account pursuant to Section 8(a).

In addition, a Participating Employee may request the issuance of certificates representing shares of Common Stock granted under the Plan, or request a transfer of such shares from the Participating Employee’s Investment Account only if the shares of Common Stock have been held by the Participating Employee for two years from the Offering of such shares and the Participating Employee pays any fees associated with the issuance of certificates or transfer of such shares. Nothing in the preceding sentence shall preclude a Participating Employee from selling such shares of Common Stock if permitted under the terms of the Plan.

13.          Right to Terminate Employment. Nothing in the Plan shall confer upon any Eligible Employee the right to continue in the employment of any Employer or affect the right of any Employer to terminate the Eligible Employee’s employment at any time.

14.          Nonalienation of Benefits. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. To the extent permitted by applicable law, no right or benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits.

15.          Purchase for Investment. Whether or not the shares of Common Stock covered by the Plan have been registered under the Securities Act of 1933, as amended, each Participating Employee may be required by the Company to give a representation in writing that such Participating Employee is acquiring such shares for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The Company will endorse any necessary legend referring to the foregoing restriction upon any certificate or certificates representing any shares of Common Stock issued or transferred to the Participating Employee upon the exercise of any purchase rights granted under the Plan or at any time thereafter.

16.          Termination and Amendment of Plan.

(a)            Insufficient Number of Shares. Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan and all rights of Eligible Employees hereunder may be suspended or terminated at any time at the discretion of the Board of Directors and shall terminate at 11:59 p.m., on the Investment Date that Participating Employees become entitled to purchase a number of shares of Common Stock greater than the number of reserved shares available for purchase pursuant to Paragraph 3 of the Plan.

(b)            Termination by the Board of Directors. The Plan may be terminated or amended at any time by the Board of Directors; provided, however, that any such amendment shall comply with all applicable laws (including section 423 of the Code), applicable stock exchange listing requirements, and applicable requirements for exemption (to the extent necessary) under Rule 16b-3 under the Exchange Act.

(c)            Effect of Termination of Plan on Participating Employees. No termination, modification or amendment of the Plan, without the consent of any Participating Employee, may adversely affect the rights of such Participating Employee that is specified in the Plan with respect to his or her right to withdraw any shares of Common Stock held in his or her Investment Account or to withdraw or invest any balance then standing to the credit of the Participating Employee in his or her Stock Purchase Account.

17.          Government and Other Regulations. The obligation of the Company with respect to rights under the Plan shall be subject to all applicable laws, rules and regulations and such approvals by and governmental agency as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, as amended, and the rules and regulations of the NYSE or any other securities exchange on which the Common Stock may be listed.

18.          Withholding. The Company’s obligation to deliver shares of Common Stock under the Plan shall be subject to all applicable foreign or United States federal, state and local tax withholding requirements. Any such federal, state and local withholding tax due upon any disqualifying disposition of shares of Common Stock purchased under the Plan, in the Committee’s sole discretion, may be paid in shares of Common Stock (including the withholding of shares subject to purchase under the Plan) upon such terms and conditions as the Committee may determine.

19.          Severability. If any of the terms or provisions of the Plan conflict with the requirements of Rule 16b-3 under the Exchange Act and/or section 423 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 and/or section 423 of the Code, provided, however, that if the Board of Directors shall have made a determination that the Plan shall not be administered in a manner consistent with Rule 16b-3, as provided in Paragraph 2 hereof, this Paragraph shall not apply with respect to the requirements of Rule 16b-3. If the Plan does not contain any provision required to be included herein under section 423 of the Code, such provision shall be deemed to be incorporated herein with the same force and effect as if such Provision had been set out at length herein.

20.          Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board of Directors or by any Subsidiary nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitation on the power of the Board of Directors or any Subsidiary to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

21.          Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Florida.

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